Exhibit 99.1

FitLife Brands Announces Second Quarter 2024 Results

OMAHA, NE – August 14, 2024 – FitLife Brands, Inc. (“FitLife” or the “Company”) (NASDAQ: FTLF), a provider of innovative and proprietary nutritional supplements and wellness products, today announced financial results for the second quarter ended June 30, 2024.

Highlights for the second quarter ended June 30, 2024 include:

●	Total revenue was $16.9 million, an increase of 15% compared to the second quarter of 2023.

●	Online sales were $11.2 million, representing 66% of total revenue and an increase of 13% compared to the second quarter of 2023.

●	Gross margin was 44.8% compared to 40.4% during the second quarter of 2023.

●	Net income was $2.6 million compared to $2.0 million during the second quarter of 2023.

●	Basic earnings per share and diluted earnings per share were $0.57 and $0.53, respectively, compared to $0.44 and $0.40 during the second quarter of 2023.

●	Adjusted EBITDA was $3.8 million, a 29% increase compared to the second quarter of 2023.

●	The Company ended the quarter with $15.4 million outstanding on its term loans and cash of $3.7 million, or total net debt of $11.7 million.

For the second quarter ended June 30, 2024, total revenue was $16.9 million, an increase of 15% compared to $14.8 million during the same period last year. Online revenue for the quarter was $11.2 million, an increase of 13% compared to the quarter ended June 30, 2023. Online revenue accounted for 66% and 67% of the Company’s total revenue during the quarters ended June 30, 2024 and 2023, respectively.

Wholesale revenue for the quarter ended June 30, 2024 was $5.7 million, an increase of 18% compared to the same period last year. The Company’s recent acquisitions of Mimi’s Rock Corp (“MRC”) and the MusclePharm assets contributed $1.5 million of wholesale revenue during the second quarter of 2024, while Legacy FitLife wholesale revenue was down $0.5 million, or 10%, compared to the same period last year.

Gross margin for the quarter ended June 30, 2024 was 44.8% compared to 40.4% during the same period in the prior year. Excluding the impact of the inventory step-up resulting from the acquisition of MRC, gross margin during the quarter ended June 30, 2023 would have been 41.9%.

Net income for the second quarter of 2024 was $2.6 million compared to $2.0 million during the quarter ended June 30, 2023. Basic and diluted earnings per share were $0.57 and $0.53 respectively, compared to $0.44 and $0.40 during the second quarter of 2023. Net income during the second quarter of 2023 was adversely impacted by $0.1 million of merger and acquisition related costs as well as $0.2 from the amortization of the inventory step-up from the MRC acquisition.

Adjusted EBITDA for the quarter ended June 30, 2024 was $3.8 million, an increase of 29% compared to the same period in 2023. Adjusted EBITDA for the last twelve months, which includes four full quarters of MRC’s financial performance but approximately only two and a half quarters of MusclePharm, was $12.4 million.

As of June 30, 2024, the Company had $15.4 million outstanding on its term loans and cash of $3.7 million, or total net debt of approximately $11.7 million. The Company’s $3.5 million revolving line of credit remains undrawn.

Performance of Acquired Brands

Management frequently receives questions from investors regarding the performance of brands subsequent to their acquisition by the Company. In an effort to be responsive to these questions, the Company has provided additional disclosure in this press release and in the Management’s Discussion and Analysis section of the Company’s Form 10-Q filed with the SEC. The Company currently intends to provide this level of disclosure for no more than two years following a transaction, after which the performance of acquired brands will be reported as part of Legacy FitLife results.

One of the primary metrics used by management to evaluate the performance of the Company’s brands is contribution, a non-GAAP financial measure which management defines as gross profit less advertising and marketing expenditures. Other companies may also report contribution as a performance metric, but their definition or calculation of contribution may differ from the Company’s. Management believes that contribution, as defined by the Company, is a particularly relevant performance metric since it incorporates the gross profit associated with a specific brand or collection of brands as well as the advertising and marketing expenditures associated with the same brand or brands. With limited exceptions, other operating expenses incurred by the Company are generally not allocable to a specific brand or collection of brands.

Other than for MusclePharm, the numbers in the contribution tables presented below in the body of the press release represent the performance of a collection of brands. Legacy FitLife consists of nine brands and MRC consists of three brands. These collections of brands do not meet the definition of operating segments and are not managed as such.

Legacy FitLife
(Unaudited)
	2023			2024
	Q2	Q3	Q4	Q1	Q2
Wholesale revenue	4,715	4,361	4,011	4,506	4,224
Online revenue	2,418	2,339	2,134	2,455	2,578
Total revenue	7,133	6,700	6,145	6,961	6,802
Gross profit	2,999	2,490	2,480	2,928	3,006
Gross margin	42.0%	37.2%	40.4%	42.1%	44.2%
Advertising and marketing	63	79	71	80	94
Contribution	2,936	2,411	2,409	2,848	2,912
Contribution as a % of revenue	41.2%	36.0%	39.2%	40.9%	42.8%

For the second quarter of 2024, legacy FitLife revenue declined 5% compared to the same period last year, driven by a 10% decline in wholesale revenue partially offset by 7% increase in online revenue.

Despite the revenue decline, gross profit for legacy FitLife increased slightly and contribution decreased slightly compared to the same period last year. Gross margin increased from 42.0% during the second quarter of 2023 to 44.2% during the second quarter of 2024. Contribution as a percentage of revenue increased from 41.2% to 42.8% over the same time period.

The Company’s wholesale revenue continues to be challenged by declining customer counts in the brick-and-mortar stores of our wholesale partners. However, at least some of the customers choosing to no longer shop in brick-and-mortar locations continue to purchase legacy FitLife products online, and when a customer buys online the Company earns substantially higher gross profit and contribution. More specifically, on a year-over-year basis during the second quarter of 2024, wholesale revenue for legacy FitLife declined by $0.5 million and online revenue increased by $0.2 million, yet gross profit and contribution were approximately unchanged compared to the same period last year.

Mimi's Rock (MRC)
(Unaudited)
	2023			2024
	Q2	Q3	Q4	Q1	Q2
Wholesale revenue	137	85	91	94	90
Online revenue	7,490	7,117	6,811	7,399	7,371
Total revenue	7,627	7,202	6,902	7,493	7,461
Gross profit	2,966	3,206	2,790	3,520	3,597
Gross margin	38.9%	44.5%	40.4%	47.0%	48.2%
Advertising and marketing	1,394	1,196	846	1,062	1,071
Contribution	1,572	2,010	1,944	2,458	2,526
Contribution as % of revenue	20.6%	27.9%	28.2%	32.8%	33.9%

For the second quarter of 2024, MRC revenue declined 2% compared to the same period in 2023. Over the same time period, gross profit increased 21% and contribution increased 61%.

For the second quarter of 2024, gross margin increased to 48.2% from 38.9% last year. Excluding the impact of the inventory step-up resulting from the acquisition of MRC, gross margin during the quarter ended June 30, 2023 would have been 41.7%.

Revenue for the largest MRC brand—Dr. Tobias—increased 4% while revenue for the skin care brands—Maritime Naturals and All Natural Advice—declined 37% in the second quarter of 2024.

At the time of the MRC acquisition in 2023, the skin care brands were sold in a number of countries. Analysis subsequent to the acquisition determined that—in almost all countries other than Canada and the US—the products were being sold at levels resulting in negative contribution. Even worse, in many of those countries, the products were being sold at negative gross margins.

To optimize performance of the skin care brands, management exited a number of countries and raised prices in other countries. As a result of these changes, a substantial amount of unprofitable revenue was eliminated.

The substantial year-over-year increase in gross profit for the MRC brands is primarily the result of this optimization of the skin care brands as well as beneficial product mix within the Dr. Tobias brand. The substantial year-over-year increase in contribution for the MRC brands is a function of the optimization of the skin care brands, beneficial product mix within the Dr. Tobias brand, as well as the optimization of advertising spend across all MRC brands.

MusclePharm
(Unaudited)
	2023			2024
	Q2	Q3	Q4	Q1	Q2
Wholesale revenue	-	-	180	1,117	1,388
Online revenue	-	-	73	978	1,279
Total revenue	-	-	253	2,095	2,667
Gross profit	-	-	93	839	977
Gross margin	0.0%	0.0%	36.8%	40.0%	36.6%
Advertising and marketing	-	-	-	86	161
Contribution	-	-	93	753	816
Contribution as % of revenue	0.0%	0.0%	36.8%	35.9%	30.6%

MusclePharm revenue increased 27% sequentially from the first quarter of 2024 to the second quarter of 2024, with wholesale revenue increasing 24% and online revenue increasing 31%.

In an effort to drive revenue growth, the Company is making targeted investments in advertising and promotion in both the wholesale and online channels. As a result of these investments, gross margin and contribution as a percentage of revenue declined, although total gross profit and contribution in dollar terms increased sequentially.

In addition, the Company is exploring additional new product launches and continues to have productive discussions with a number of potential new wholesale partners.

FitLife Consolidated
(Unaudited)
	2023			2024
	Q2	Q3	Q4	Q1	Q2

Wholesale revenue	4,852	4,446	4,282	5,717	5,702
Online revenue	9,908	9,456	9,018	10,832	11,228
Total revenue	14,760	13,902	13,300	16,549	16,930
Gross profit	5,965	5,696	5,363	7,287	7,580
Gross margin	40.4%	41.0%	40.3%	44.0%	44.8%
Advertising and marketing	1,457	1,275	917	1,228	1,326
Contribution	4,508	4,421	4,446	6,059	6,254
Contribution as % of revenue	30.5%	31.8%	33.4%	36.6%	36.9%

For the Company overall, revenue increased 15%, gross profit increased 27%, and contribution increased 39% compared to the second quarter of 2023.

Gross margin increased to 44.8% compared to 40.4% during the second quarter of last year, or 41.9% excluding the impact of the inventory step-up resulting from the acquisition of MRC.

Contribution as a percentage of revenue increased to 36.9% compared to 30.5% during the second quarter of last year, or 32.0% excluding the impact of the inventory step-up resulting from the acquisition of MRC.

Management Commentary

Dayton Judd, the Company’s Chairman and CEO commented, “During the second quarter of 2024, the Company continued to see many bright spots in our business. At MRC, the Dr. Tobias brand—which represents approximately 90% of the MRC business—continued to grow despite significant year-over-year reductions in advertising and marketing spend. And although revenue for MRC’s skin care brands has declined significantly due to our decision to exit unprofitable markets and raise prices in others, the brands are substantially more profitable. The MRC brands’ collective contribution of approximately $8.9 million over the last twelve months compares very favorably to the $17.1 million acquisition price the Company paid for MRC.

“Although our legacy FitLife brands continue to face headwinds in the wholesale channel due to declining foot traffic at our brick-and-mortar retail partners, the transition of even a small portion of that lost wholesale revenue to the online channel means the Company’s profitability is not diminished. Online revenue growth for the legacy FitLife brands thus far during the third quarter continues to be encouraging.

“With regard to MusclePharm, we are encouraged by the sequential growth the brand has experienced under our ownership and we intend to invest in advertising and promotion to drive continued growth.

“Overall, I am pleased with the strong performance of our brands, which would not be possible without the continued dedication of each FitLife team member. The Company’s balance sheet is strong, with net debt now representing approximately only 0.9x adjusted EBITDA. Although no transaction is imminent, the Company is currently electing to build cash as it continues to evaluate M&A opportunities. As of August 13, 2024, the Company’s cash balance was $4.4 million.”

Earnings Conference Call

The Company will hold an investor conference call on Wednesday, August 14, 2024 at 4:30 pm ET. Investors interested in participating in the live call can dial (833) 492-0064 from the U.S. and provide the conference identification code of 266347. International participants can dial (973) 528-0163 and provide the same code.

About FitLife Brands

FitLife Brands is a developer and marketer of innovative and proprietary nutritional supplements and wellness products for health-conscious consumers. FitLife markets more than 250 different products primarily online, but also through domestic and international GNC® franchise locations as well as through approximately 16,000 additional domestic retail locations. FitLife is headquartered in Omaha, Nebraska. For more information, please visit our website at www.fitlifebrands.com.

Forward-Looking Statements

Statements in this release that are forward looking involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance that may be suggested in this news release. Such factors may include, but are not limited to, the ability of the Company to continue to grow revenue, and the Company's ability to continue to achieve positive cash flow given the Company's existing and anticipated operating and other costs. Many of these risks and uncertainties are beyond the Company's control. Reference is made to the discussion of risk factors detailed in the Company's filings with the Securities and Exchange Commission including its reports on Form 10-K and 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

FITLIFE BRANDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	June 30, 2024	December 31, 2023
	(Unaudited)
ASSETS:
CURRENT ASSETS
Cash and cash equivalents	$3,680	$1,139
Restricted cash	55	759
Accounts receivable, net of allowance of doubtful accounts of $18 and $17, respectively	2,498	2,046
Inventories, net of allowance for obsolescence of $69 and $162, respectively	9,779	9,091
Sales tax receivable	111	1,019
Prepaid expense and other current assets	911	639
Total current assets	17,034	14,693

Property and equipment, net	106	137
Right of use asset	73	121
Intangibles, net of amortization of $134 and $113, respectively	26,308	26,309
Goodwill	13,108	13,294
Deferred tax asset	682	792
TOTAL ASSETS	$57,311	$55,346

LIABILITIES AND STOCKHOLDERS' EQUITY:
CURRENT LIABILITIES:
Accounts payable	$4,309	$3,261
Accrued expense and other liabilities	1,082	1,026
Income taxes payable	1,844	892
Product returns	530	571
Term loan – current portion	4,500	4,500
Lease liability - current portion	58	87
Total current liabilities	12,323	10,337

Term loan, net of current portion and unamortized deferred finance costs	10,778	15,509
Long-term lease liability, net of current portion	25	51
Deferred tax liability	2,329	2,413
TOTAL LIABILITIES	25,455	28,310

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value, 10,000 shares authorized, none outstanding as of June 30, 2024 and December 31, 2023	-	-
Common stock, $0.01 par value, 60,000 shares authorized; 4,598 issued and outstanding as of June 30, 2024 and December 31, 2023	46	46
Additional paid-in capital	30,902	30,699
Retained earnings (accumulated deficit)	1,371	(3,417)
Foreign currency translation adjustment	(463)	(292)
TOTAL STOCKHOLDERS' EQUITY	31,856	27,036
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$57,311	$55,346

FITLIFE BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2024 AND 2023

(In thousands, except per share data)

(Unaudited)

	Three months ended June 30		Six months ended June 30
	2024	2023	2024	2023

Revenue	$16,930	$14,760	$33,479	$25,498
Cost of goods sold	9,350	8,795	18,612	15,125
Gross profit	7,580	5,965	14,867	10,373

OPERATING EXPENSE:
Advertising and marketing	1,326	1,457	2,554	2,084
Selling, general and administrative	2,528	1,786	5,036	3,502
Merger and acquisition related	24	115	158	1,487
Depreciation and amortization	27	23	63	42
Total operating expense	3,905	3,381	7,811	7,115

OPERATING INCOME	3,675	2,584	7,056	3,258

OTHER EXPENSE (INCOME)
Interest income	(17)	(66)	(22)	(150)
Interest expense	345	251	759	349
Foreign exchange (gain) loss	(10)	(200)	(5)	(117)
Total other expense (income)	318	(15)	732	82

INCOME BEFORE INCOME TAX PROVISION	3,357	2,599	6,324	3,176

PROVISION FOR INCOME TAXES	729	635	1,536	1,056

NET INCOME	$2,628	$1,964	$4,788	$2,120

NET INCOME PER SHARE
Basic	$0.57	$0.44	$1.04	$0.47
Diluted	$0.53	$0.40	$0.97	$0.43
Basic weighted average common shares	4,598	4,446	4,598	4,464
Diluted weighted average common shares	4,950	4,887	4,931	4,906

FITLIFE BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

(In thousands)

(Unaudited)

	Six months ended June 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,788	$2,120
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	63	42
Allowance for doubtful accounts	1	(17)
Allowance for inventory obsolescence	(93)	15
Stock-based compensation	203	74
Amortization of deferred financing costs	19	5
Changes in operating assets and liabilities:
Accounts receivable - trade	(480)	(429)
Inventories	(641)	1,164
Deferred tax asset	110	503
Prepaid expense, other current assets and sales tax receivable	770	(472)
Right-of-use asset	45	38
Accounts payable	1,064	(1,611)
Lease liability	(53)	(39)
Accrued expense, other liabilities and income taxes payable	851	401
Product returns	(41)	-
Net cash provided by operating activities	6,606	1,794

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(10)	(54)
Cash paid for acquisition of Mimi’s Rock Corp.	-	(17,099)
Net cash used in investing activities	(10)	(17,153)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on term loans	(4,750)	(625)
Proceeds from term loans	-	12,500
Net cash provided by (used in) financing activities	(4,750)	11,875

Foreign currency impact on cash	(9)	40

CHANGE IN CASH AND RESTRICTED CASH	1,837	(3,444)
CASH AND RESTRICTED CASH, BEGINNING OF PERIOD	1,898	13,277
CASH AND RESTRICTED CASH, END OF PERIOD	$3,735	$9,833

Supplemental cash flow disclosure
Cash paid for income taxes	$517	$241
Cash paid for interest, net of amounts capitalized	$761	$213

Non-GAAP Financial Measures

The financial information included in this release and the presentation below contain certain financial measures defined as “non-GAAP financial measures” by the SEC, including non-GAAP EBITDA and non-GAAP adjusted EBITDA. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

As presented below, non-GAAP EBITDA excludes interest, income taxes, depreciation and amortization and foreign currency gain/loss. Adjusted non-GAAP EBITDA excludes, in addition to interest, taxes, depreciation and amortization and foreign currency gain/loss, equity-based compensation, M&A/integration expense and non-recurring gains or losses. The Company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expense and other items that may not be indicative of its core operating results and business outlook. The Company believes that the inclusion of non-GAAP measures in the financial presentation below allows investors to compare the Company’s financial results with the Company’s historical financial results and is an important measure of the Company’s comparative financial performance.

The Company’s calculation of Adjusted EBITDA for the three and six months ended June 30, 2024 and 2023 is as follows:

	For the three months ended June 30,		For the six months ended June 30,
	2024	2023	2024	2023
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income	$2,628	$1,964	$4,788	$2,120
Interest expense	345	251	759	349
Interest income	(17)	(66)	(22)	(150)
Foreign exchange (gain) loss	(10)	(200)	(5)	(117)
Provision for income taxes	729	635	1,536	1,056
Depreciation and amortization	27	23	63	42
EBITDA	3,702	2,607	7,119	3,300
Non-cash and non-recurring adjustments
Stock-based compensation	101	31	203	74
Merger and acquisition related	24	115	158	1,487
Amortization of inventory step-up	-	213	-	323
Non-recurring loss on foreign currency forward contract	-	-	-	112
Adjusted EBITDA	$3,827	$2,966	$7,480	$5,296